Exhibit 5.1

December 28, 2018

Integrated BioPharma, Inc.

225 Long Avenue

Hillside, NJ 07205

Re: Integrated BioPharma, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (“Registration Statement”) being filed by Integrated BioPharma, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 11,000,000 shares of the common stock, $0.002 par value per share (the “Shares”), issuable in connection with awards granted under the Integrated Health Technologies, Inc. 2001 Stock Option Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”).

We have examined originals or copies, certified or identified to our satisfaction, of: (i) the Registration Statement; (ii) the Plan; (iii) the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as currently in effect; and (iv) certain resolutions adopted by the Board of Directors of the Company in December 2018 relating to the Plan and the issuance of the Shares under the Plan and certain related matters. We have also examined originals or copies, certified or identified to our satisfaction of public and corporate records, certificates and other documents and have considered such matters of fact and questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. We have assumed the authenticity of all documents submitted to us as originals and the genuineness of all signatures, and the legal capacity of all persons. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic or electronic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and when the Shares issuable pursuant to the Plan are issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

In giving our opinion, we have assumed that, prior to the future issuance of any of the Shares, the Company will have a sufficient number of shares of authorized but unissued Shares.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Herrick, Feinstein LLP
Herrick, Feinstein LLP